UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 4, 2007
Max & Erma’s Restaurants, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-11514	31-1041397
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
4849 Evanswood Drive
Columbus, OH 43229
(614) 431-5800
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 4, 2007, Max & Erma’s Restaurants, Inc. (the “Company”) appointed Michael Nahkunst, age 57, as the Company’s Chief Operating Officer, effective September 10, 2007. Mr. Nahkunst was formerly the Chief Operating Officer of BJ’s Restaurants, Inc. from March 2002 to March 2005; President and CEO of Big Rock Restaurant Group, Inc. from May 1999 to March 2002; Executive Vice President and Chief Operating Officer of The Cheesecake Factory, Inc. from September 1997 to January 1999; and President of Wildfire Enterprises, L.L.C. from December 1994 to August 1997. Mr. Nahkunst also served in various capacities at Brinker International, Inc. and Chili’s Restaurants, Inc. from 1977 to 1994. Mr. Nahkunst has been an independent consultant and investor since leaving BJ’s Restaurants, Inc. in March 2005.
     A copy of the press release, dated September 10, 2007, announcing Mr. Nahkunst’s employment is attached as Exhibit 99.1 hereto, and is incorporated herein by reference.
     On September 10, 2007, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Nahkunst. The terms and conditions of the Employment Agreement include, but are not limited to, the following:
•	The Employment Agreement has an initial term of three years with an initial renewal term of two years and an additional renewal term of five years unless either party provides written notice to the other party 60 days prior to the end of the initial term or initial renewal term, as the case may be.

•	Mr. Nahkunst will receive an annual base salary of $300,000 (the “Base Salary”), which will be reviewed and may be increased subject to the approval of the Compensation Committee of the Board of Directors of the Company.

•	Mr. Nahkunst is eligible for a cash bonus under a bonus plan which is determined annually by the Compensation Committee. His proposed bonus under such bonus plan will be based on the Company achieving certain levels of annual budgeted pre-tax profit, plus other operations performance targets, payable quarterly based on estimates and adjusted for the annual amount at the fiscal year-end, unless otherwise adjusted by the Compensation Committee for all senior executives.

•	Mr. Nahkunst is entitled to a $750 auto allowance for each four-week period, relocation expenses not to exceed $5,000, and legal fees and expenses to exceed $2,500 in conjunction with the execution of the Employment Agreement.

•	In the event of termination due to Mr. Nahkunst’s death, the Company will pay Mr. Nahkunst’s estate the earned but unpaid portion of his Base Salary through the termination date, any unpaid bonus prorated to the termination date, and any unpaid reimbursements.

•	In the event of termination due to Mr. Nahkunst’s Disability (as defined in the Employment Agreement), the Company will pay Mr. Nahkunst the earned but unpaid portion of his Base Salary through the termination date, any unpaid bonus prorated to the termination date, any unpaid reimbursements, and, if Mr. Nahkunst is not covered by any other comprehensive insurance, an amount equivalent to Mr. Nahkunst’s COBRA payments up to 18 months following the termination date or the maximum term allowable by then applicable law.

•	In the event of termination due to Cause (as defined in the Employment Agreement), the Company will pay Mr. Nahkunst the earned but unpaid portion of his Base Salary through the termination date.

•	In the event of termination without Cause by delivery to Mr. Nahkunst with 30 days’ prior written notice, the Company will pay Mr. Nahkunst (i) his Base Salary through the termination date, (ii) COBRA payments for the earlier of the maximum term allowable by then applicable law or the date Mr. Nahkunst becomes covered under a different health plan, (iii) an amount equal to his monthly Base Salary, on a monthly basis, for the remaining term of the Employment Agreement, or six months, whichever is shorter; and (iv) if there are more than six months remaining on the term of the Employment Agreement and Mr. Nahkunst is unable to secure employment during the six months following termination, the Company will continue to pay Base Salary, on a monthly basis, for an additional six months or until Employee secures comparable employment, whichever is shorter; provided, however, Mr. Nahkunst has a duty to mitigate and seek other employment.

•	In the event of termination by Mr. Nahkunst, the Company will pay the unpaid portion of his Base Salary through the termination date and any unpaid reimbursements.

•	Mr. Nahkunst is subject to a non-competition clause during the term of his Employment Agreement.
     The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Employment Agreement contained herein is qualified in its entirety by the full text of the exhibit.
     On September 10, 2007, James E. Howenstein, was removed as the Company’s Chief Operating Officer. Mr. Howenstein remains with the Company as a non-executive, regional vice president.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated September 10, 2007, between the Company and Mr. Nahkunst.

99.1	Press Release, dated September 10, 2007, entitled “Restaurant, Franchise Growth Expert Michael Nahkunst Joins Max & Erma’s”
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max & Erma’s Restaurants, Inc.

Date: September 10, 2007	By:	/s/ William C. Niegsch, Jr.

William C. Niegsch, Jr., Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated September 10, 2007, between the Company and Mr. Nahkunst.

99.1	Press Release, dated September 10, 2007, entitled “Restaurant, Franchise Growth Expert Michael Nahkunst Joins Max & Erma’s”